EXHIBIT 99.1


                        Effective as of February 6, 2001

Peter Watkins
1 Parkwood Drive
Atherton, California 94027

Dear Peter:

         On behalf of the Board of Directors of Resonate Inc. ("Resonate" or the "Company"), I enthusiastically present to you this offer to become employed by the Company and a member of the Board of Directors of Resonate. This letter will set forth the terms of your service to the Company (together with Exhibit A, the "Agreement"), effective as of the above date.

        1.   Services, Compensation and At-Will Term of Employment.

                a. Your title will be President and CEO. You will have overall responsibility for the day-to-day management of the Company and will be expected to perform such duties and exercise such powers as are customarily associated with your positions and as the Board shall delegate to you. You agree to devote your full time and attention to the business and affairs of the Company and to use your best efforts to perform your responsibilities faithfully and efficiently. You will also be elected to be a member of the Board of Directors of the Company at the next regularly scheduled board meeting.

                b. You have confidentially informed the Company of the existence of your December 26, 2000 agreement with Network Associates, Inc. ("NAI") and that you have an ongoing obligation to NAI to cooperate with NAI in responding to reasonable requests in connection with certain litigation matters, none of which involve the Company. The Company agrees that you may perform your obligations to NAI in this regard, to the extent that your performance thereof does not interfere with your performance of your obligations to the Company. If NAI requests that you perform services other than in connection with the above-noted litigation matters, without disclosing any confidential or proprietary information of NAI, you agree that you will notify the Board in writing, identifying the nature, timing and scope of the request, prior to performing any such services. The Board will, in its reasonable discretion, determine whether your performance of the requested services would conflict with your obligations to the Company and will notify you of its determination in writing within ten (10) days of receipt of your notice.

                c. The Company will pay you a base salary of $25,000 per month (annualized at $300,000), payable in accordance with the Company's standard payroll practices and subject to customary deductions. Your salary may be adjusted by the Board or a Compensation Committee of the Board. You will begin earning your monthly employment salary on the first day of your employment on February 6, 2001.

                d. You will be eligible for an annual bonus of up to a total of $300,000, less applicable withholding, paid semi-annually on or about the six-month and one year anniversary dates of the first day of your employment, based on meeting objectives which are to be determined by the Board. This bonus program may be adjusted by the Board or a Compensation Committee of the Board. The first year's bonus is 100% guaranteed, which shall result in a payment of $300,000 to you, less applicable withholding, on February 6, 2002.

                e. At the next meeting of the Company's Board of Directors, you will be granted an option to purchase 1,000,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of the grant, which shall be the closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant (the "Option"). This Option will be subject to the terms and conditions of the Stock Option Agreement you will be required to execute as a condition of receiving the Option, including the specific vesting requirements contained therein. In the event of a Change of Control of the Company (defined as (A) a merger, consolidation or other reorganization of the Company with or into another corporation in which the holders of the capital stock of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving corporation after such transaction, or (B) the sale of all or substantially all of the assets of the Company), 100% of any unvested shares of the Option will accelerate and be deemed fully vested within ten business days of the Effective Date of the Agreement and General Release attached hereto as Exhibit A.

                f. You will be eligible to receive the standard benefits given to Company employees and any additional or other benefits offered specifically to executives. The Company will include you under its policy for directors and officers insurance coverage, and will concurrently with this Agreement present you with an Indemnification Agreement ("Indemnification Agreement").

                g. YOUR EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. As such, either the Company or you may terminate your employment relationship at any time, with or without notice and with or without cause. Neither your job performance, promotions, commendations, bonuses, stock option grants or the like from the Company shall imply an obligation on the part of either the Company or yourself to continue employment.

                h. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced

Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing no less than ten (10) business days prior to the Change of Control a different order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect a different order for cancellation in writing within ten (10) business days of the Change of Control.

                           (i)   The accounting firm engaged by the Company
for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company and you shall equally share all expenses with respect to the determinations by such accounting firm required to be made hereunder.

                           (ii)  The accounting firm engaged to make the
determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

                           (iii) If the accounting firm determines that no
Excise Tax is payable with respect to a Payment, either before or after the application of the reduction set forth in this Section, it shall furnish the Company and you with an opinion that no Excise Tax will be imposed with respect to such Payment.

        2. Termination of Employment. Nothing in this paragraph 2 changes or diminishes in any way the at-will nature of your employment.

                a. By the Company for Cause or By You Without Good Reason. In the event that your employment is terminated by the Company for Cause (defined as: (i) fraud; (ii) conviction of or plea of nolo contendre to a felony; (iii) death; (iv) disability (defined as your inability to perform the normal duties of your positions under this Agreement for a continuous period of 60 calendar days); (v) willful misconduct; (vi) your performance of non-litigation-related services for NAI without written notification from the Board that such services would not conflict with your obligations to the Company; or (vii) your willful failure to follow the reasonable directions of the Board (if such failure is not cured to the Company's satisfaction within thirty (30) days following your receipt of written notice from the Board specifying the facts relating to the failure), or by you for any reason other than Good Reason (as defined below), you shall be entitled only to the wages you have earned as of the date of the termination of your employment, including compensation for any accrued vacation and authorized business expenses incurred to date, and you shall not be entitled to any further compensation or benefits including, without limitation, the payment of any bonus for all or any portion of your year of service in which such termination occurs. The Company asks that you provide at least thirty (30) days' prior written notice of your intent to resign.

                b. By the Company Without Cause or by You With Good Reason. In the event that your employment is terminated by the Company without Cause, as that term is defined above, or by you for Good Reason (defined as: (i) a reduction in your base salary of at least fifteen percent (15%) (other than any base salary reduction that is implemented generally with respect to all executives of the Company); (ii) a materially adverse reduction in your essential duties or authority as President and CEO to which you have not agreed;
(iii) your removal from the Company's Board of Directors; or (iv) a relocation of your place of employment of more than twenty-five (25) miles), within ten business days of the Effective Date of the Agreement and General Release attached hereto as Exhibit A, you shall receive: 1) an amount equal to one year of your annual base salary in effect as of the date of your termination, less applicable withholding, payable over the twelve-month period following your termination date in substantially equal installment payments and in accordance with the normal payroll practices of the Company (subject to paragraph i below on Consulting); 2) reimbursement of your costs to continue your (and, if applicable, your dependents') Company health insurance under COBRA during the twelve-month period following your termination date, provided that you timely elect to continue your health insurance under COBRA and do not receive coverage under a comparable plan from another employer; and 3) the opportunity to serve as a consultant to the Company for the twelve-month period following your termination date (the "Consultancy Period") during which period your Option will continue to vest.

                           i.   Consultancy. It is understood that: (a) if the
Company terminates your consultant relationship or ceases vesting of the Option prior to the end of the Consultancy Period, at the time of such event you will be credited with vesting under the Option in an amount equal to the same number of option shares that would have been vested had the Company not terminated your consultant relationship prior to the end of the Consultancy Period and you will have until ninety (90) days after the end of the Consultancy Period to exercise your right to purchase any vested and not previously exercised option shares under the Option; (b) you will render such business and professional services in the performance of your consultant duties as shall be agreed upon by you and the Company's Board of Directors, and (c) during and after the Consultancy Period you may, subject to any continuing obligations to the Company under your Employment, Confidential Information and Invention and Assignment Agreement (the "Confidentiality Agreement"), engage in other employment or consulting activities for other entities or persons, provided, however, that if you engage in full-time employment or consulting activities for any other entity or person during the Consultancy Period, you will forfeit any further salary payments under paragraph 2(b)(1). "Full-time" is defined as at least forty (40) hours per week.

        3. Confidentiality Agreement. As a condition of your employment, you will be required to sign and comply with the terms of the Confidentiality Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of the Company's confidential and proprietary information, and the non-solicitation of the Company's employees for twelve (12) months following the termination of your employment with the Company under any circumstances.

        4. Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes and your receipt of the compensation, bonuses and other benefits the Company has agreed to pay you, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement or Exhibit A hereto, the Confidentiality Agreement, and any agreements between you and the Company relating to stock or stock options, shall be subject to binding arbitration in Santa Clara, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1283.05 (the "Rules") and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims for breach of the Release attached hereto as Exhibit A, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

                a. Procedure. You agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that the arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You also agree that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

                b. Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                c. Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Confidentiality Agreement between you and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code ss.2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

                d. Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

        5. Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

        6. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

        7. No Representations. You represent that you have had the opportunity to consult with an attorney of your choice, and have carefully read and understand the scope and effect of the provisions of this Agreement, including that you are waiving your right to a jury trial. You further represent that you have not relied upon any representations or statements made by the Company or anyone else regarding your employment with the Company which are not specifically set forth in this Agreement.

        8. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and the Stock Option Agreement, constitute the full and entire understanding and agreement by and between you and the Company with regard to the subjects hereof and supersede all prior oral and written understandings, agreements and commitments with regard to such subjects by or between you and the Company. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by both you and the Chairman of the Board of the Company.

        9. Governing Law. This Agreement shall be governed by the laws of the State of California.

        10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           Russell Siegelman
                           Kleiner Perkins Caufield & Byers
                           2750 Sand Hill Road
                           Menlo Park, CA 94025

                  To You:

                           Peter Watkins
                           1 Parkwood Drive
                           Atherton, CA 94027


Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, or by nationally recognized courier, or by facsimile with confirmed receipt, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above). Such notice will be effective upon its mailing as specified, or upon delivery by courier, or upon transmission by facsimile with confirmed receipt.

        11. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         Peter, on behalf of the Board, we are excited about having you join the Company as its President and CEO, and as a Board member. We look forward to working with you to build a strong and successful Company.

Sincerely,

RESONATE, INC.


By: /s/Russel Siegelman
    ---------------------------------------------
       Russell Siegelman, Authorized Signatory


ACCEPTED AND AGREED:


/s/Peter Watkins
-----------------------------------
Peter Watkins


APPROVED AS TO FORM:

                                        WILSON SONSINI GOODRICH & ROSATI

Dated: February 6, 2001                 By /s/Marina C. Tsatalis
                                           ----------------------------
                                              Marina C. Tsatalis

                                        Attorneys for Resonate, Inc.


                                        COOLEY GODWARD LLP

Dated: February 6, 2001                 By /s/Steven L. Friedlander
                                           ----------------------------
                                              Steven L. Friedlander

                                        Attorneys for Peter Watkins

                                    EXHIBIT A
                                    ---------

                          AGREEMENT AND GENERAL RELEASE

         This Agreement and General Release ("Agreement") is made by and between Resonate, Inc. (the "Company") and Peter Watkins ("Employee").

         In consideration of the mutual promises made herein, the Company and Employee (jointly referred to as "the Parties") hereby agree as follows:

         1. Release of Claims. The Company hereby and forever releases Employee and his heirs, executors, assigns, attorneys and agents, and Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, attorneys, agents, assigns, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns ("the Releasees"), from, and agree not to sue concerning, or, in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against Employee or his heirs, executors, assigns, attorneys and agents,, and that Employee may possess against any of the Releasees, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

         (a) any and all claims relating to or arising out of Employee's employment relationship with the Company and the termination of that relationship;

         (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company or of any Company with which the Company has merged, consolidated or otherwise combined as described in paragraph 1(e) of Employee's February 6, 2001 Employment Agreement with the Company (the "Employment Agreement"), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

         (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; breach of fiduciary duty; disability (except as to any claims by Employee against any insurance carrier) and conversion;

         (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act of 1967; the California Fair Employment and Housing Act, and the California Labor Code;

         (e) any and all claims for violation of the federal, or any state, constitution;

         (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

         (g)   any and all claims for attorneys' fees and costs.

         Employee and the Company acknowledge and agree that any breach of this paragraph shall constitute a material breach of the Agreement. Any breach of this paragraph by Employee shall entitle the Company immediately to recover any consideration paid to Employee under paragraphs 1(e) and 2(b) (including paragraph 2(b)(i)) of the Employment Agreement, in addition to all other remedies available. Employee and the Company shall also be responsible to each other for all costs, attorneys' fees and any and all damages incurred by them in: (a) enforcing these obligations, including the bringing of any action by the Company to recover the consideration paid to Employee; and (b) defending against a claim brought or pursued by each other in violation of the provisions of this paragraph regarding release of claims.

         Employee and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, the Indemnification Agreement, any statutory rights Employee may have to indemnification, or to any claims Employee may have for any then vested benefits.

         2. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

         3. California Civil Code Section 1542. Employee and the Company represent that they are not aware of any claims against each other or any of the Releasees. Employee and the Company acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect, with the exception of any unknown or unsuspected claims by the Company against Employee for fraud, intentional criminal acts, or any intentional violation of securities laws.

         4. No Future Lawsuits. Employee and the Company represent that they do not currently intend to bring any claims on behalf of themselves or on behalf of any other person or entity against each other or any other person or entity referred to herein.

         5. Confidentiality. Employee and the Company agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement including any consideration paid to Employee under paragraphs 1(e) or 2(b) (including paragraph 2(b)(i)) of the Employment Agreement (hereinafter collectively referred to as "Separation Information"). Except as required by law, Employee and the Company agree to disclose Separation Information only to those Company employees designated by the Company, attorneys, accountants, tribunals and governmental entities who have a reasonable need to know of such Separation Information, and to prevent disclosure of any Separation Information to other third parties; provided, however, that notwithstanding the above, Employee may disclose Separation Information in confidence to his immediate family and to prospective employers who have a reasonable need to know such information should he become a consultant to the Company under paragraph 2(b)(i) of the Employment Agreement. Employee and the Company agree that there will be no publicity, directly or indirectly, concerning any Separation Information.

         6. Cooperation. Employee and the Company agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against each other or any of the released persons or entities hereunder, unless under a subpoena or other court order to do so. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against each other or any of the other released persons or entities hereunder, Employee and the Company shall state no more than that they will not provide counsel or assistance.

         7. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of any of the Releasees , or tortious interference with the contracts and relationships of the Releasees. The Company's officers shall refrain from any defamation, libel or slander of Employee and the other persons and entities herein released, and tortious interference with the contracts and relationships of Employee and the other persons and entities herein released. Employee and the Company further agrees that they will not knowingly encourage, advise or assist any Company employee or former Company employee to prosecute any claim, charge or complaint against each other or any of the released persons or entities hereunder, unless compelled by subpoena or other court order to do so .

         8. No Admission of Liability. Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company or Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the Company, Employee or to any third party.

         9. Effective Date. This Agreement will become effective eight days after it has been signed by Employee, provided that the Company has signed it by that date and Employee has not revoked the Agreement during the seven-day period after he signs it. The Company agrees that if it has not signed this Agreement within eight days after receiving the Agreement signed by Employee, the Company's failure to execute the Agreement shall no longer serve as a condition to the effectiveness of the Agreement and, provided that Employee has not revoked the Agreement, it shall be deemed fully effective and binding on Employee and the Company as of that time even though the Company has failed to sign the Agreement.

         10. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

         (a)   They have read this Agreement;

         (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

         (c) They understand the terms and consequences of this Agreement and of the releases it contains;

         (d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.


                                                 RESONATE, INC.

Dated: February 6, 2001                          By /s/Russel Siegelman
                                                    --------------------


                                                 PETER WATKINS, an individual

Dated:  February 6, 2001                            /s/Peter Watkins
                                                    --------------------
                                                       Peter Watkins